Exhibit 99.2

TRANSCRIPT OF CONFERENCE CALL HELD ON AUGUST 6, 2003

MATT GELLER

Many of you probably noticed there was a major sell off in BioMarin yesterday after the conference call and we think it came from some confusion that was created out there and we’ve looked over the transcripts and listened to the call and we think actually things are pretty clear but I think that it’s important since some people did seem to be confused by it that we give Fred Price an opportunity to really go over it again and to really clarify exactly what’s going on with Neutralase and his partnership intentions. We want to really focus this call on partnerships and Neutralase in particular as opposed to being a repeat of the earnings call. But our objective here is really to get out the accurate information. So I’m pleased to introduce Fred Price the CEO of BioMarin.

FREDRIC PRICE

Thanks very much Matt. What I am going to do is give a brief introduction of a few products. I’m going to talk about products, their status, and their partnership planning. The first one is Aldurazyme. The status is the product is on the market approved in both the U.S. and Europe. The partnership is a world-wide partnership with Genzyme—a 50/50 partnership. The second product is Aryplase. Aryplase is also genetic disease product. The status is it’s in Phase 3. There only has to be one Phase 3, it’s an orphan product. The Phase 3 trial started early this quarter. We intend to finish it in the first quarter next year, and if it goes well and we get positive results then we will file an NDA in the third quarter of next year. In terms of partnership planning, outside of the United States, we will get a partner or a distributor. Inside the United States we intend to go it alone. We will go it alone with a small genetic field force. But there’s an asterisk here; we’re only going to go it alone if in fact we have another product, a series of products coming along in the genetic disease area. If it turns out that Aryplase is our only product in the planning process for genetic diseases, we will not go it alone, we will get a partner for it or distributor. But at this time we are going to be talking in the next few months, the rest of the year we’ll going to be talking about some products and we fully expect that Aryplase will just be one in a series of genetic disease products.

The next product I want to talk about is Vibrilase which I briefly mentioned about on the call yesterday. It’s a burn product, it’s in Phase 1. Yesterday, I mentioned that we were going to out-license it, or give it to somebody else. Sell it, out-license it, enter it into a partnership where somebody in the burn wound market can handle that much better than we can.

The main thing I want to talk about is Neutralase. The status of Neutralase is we’re in a Phase 3a. The 3a trial started earlier this year. It’s 600 patients. It’s a double blind placebo controlled trial. We anticipate that the trial, for CABG surgery, will end at the very end of this year or early in the first quarter next year. If the results are positive, then we will do a second Phase 3. That would be a phase 3b. It would probably start in the middle of 2004. Take about a year to run. It’s double the number of patients. At this time we think we only do about 1200 patients. Outside the United States, same as in Aryplase, we will definitely get a partner or a distributor. What I would like to do is to tell you what we would like to do inside the United States and there has been no change since we acquired this product in October of 2001 with regard to our status. We would prefer to get a partner and we would prefer to get a partner at the end of Phase 3a which would be sometime when, once we analyze the data, release the data, we can start talking to people about that with the assumption that it’s positive. And that would be, if all goes well, discussions leading into negotiations would probably start in the second quarter of next year. Obviously we can’t predict when we would do a deal, who we would do a deal with, of what the terms of that are. But the fact is now that we have more than $250 million in the bank, that our capability to extract a good deal from somebody else has been substantially improved because obviously as you know when you have the capability to say no to somebody, you can extract much better terms. None of these partnership discussions have represented, that I just talked about, represent change at all.

Another part of the implication that there was change in our partnering strategy for Neutralase was in the down grade yesterday. There came a number that we would spend 45% more in 2004 than 2003. Specifically, it was the loss for the company would be 45% more. I have never talked about 2004 before; I don’t know where this number came from. I will categorically say that there will be absolutely no chance that there is in the remote neighborhood of a 45% increase. We will be talking about giving some guidance for 2004 at the next quarterly conference call. I anticipate that the number will be around the same number that we have this year, but obviously we have not put together all of the final clinical and regulatory plans for next year. What I’d like to do is pass it back to Matt and in order to open up for questions, and I would like to ask the operator if they could do that now.

MATT GELLER

Operator, would you please open the lines for questions?

OPERATOR

Thank you. Ladies and gentlemen if you have a question at this time, please press the 1 key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue please press the pound key.

Our first question comes from Wendy Cummings of Ziff Brothers Investments.

THE CALLER

Hi. Good Morning, and thanks for doing the call.

OPERATOR

Thanks Wendy

THE CALLER

On Neutralase I hear that I believe that Akzo Nobel is doing the manufacturing for you. Is that right?

FREDRIC PRICE

Yes

THE CALLER

And then how does it work as far as looking for a partner? Are you more concentrated on somebody who has the marketing muscle, or is it somebody who is also manufacturing, or is it both? And if you go with a partner who does not have manufacturing, how would you handle that, because obviously it is a very large population and it would mean a lot of drug?

FREDRIC PRICE

No, Akzo Nobel is a, we are using one of their contract manufacturing subsidiaries. You can think of that simply as an extension of BioMarin and it’s no different than the facility that we have in Novato that makes Aldurazyme and Aryplase, specific contract manufacturer. We will continue to do all of the manufacturing for Neutralase through Akzo Nobel. They are not a potential partner; they’re simply a contract manufacturer. In terms of a partnership, it is very clear, and this is absolutely consistent of what we’ve said since October of 2001 when we bought Neutralase, the partner we want is somebody who already has experience in the cardiac care suite. We don’t want to launch this product and at the same time trying to teach doctors about a new drug or new technology is also to teach a field force and a marketing organization how to get to the cardiac care suite, what’s important to anesthesiologists, how to deal with the surgeons, how to deal with the hospital, the buying committees, the controllers, reimbursement, etc. We want an organization that already has expertise in that area, there are more than a dozen of both large, pharma, and quite successful specialty biotech that have tremendous experience in cardiac care suite. We will go after one of these people.

THE CALLER

And does Akzo have enough capacity to make as much as you want?

FREDRIC PRICE

Yes. It is a very important point that Aryplase and Aldurazyme and made in CHO cell, in mammalian cell process, in 500 liter, 1000 liter fermenters. It is a bacterial manufacturing process. It is extraordinarily inexpensive to produce Neutralase and they’re made in 10,000 and 100,000 liter fermenters. There is an enormous amount of capacity. In fact one of the reasons that we won’t be spending that much increase in Neutralase at all next year is this year is we’re making all materials necessary for all of our clinical trials.

THE CALLER

And would they be able to have enough for commercial sales as well?

FREDRIC PRICE

Oh, absolutely, that’s the reason they were selected. And we have transferred all of our technology to them. It has been one of the smoothest contract manufacturing technology transfers and operations that I’ve witnessed in thirty years of pharmaceutical industry. They are experts at this.

THE CALLER

I have a question. One of the things that was coming out of yesterday, was questions of mortality. And I guess there was some concern that there haven’t been high priced hospital drugs that have sold and gotten the mortality benefit. Now, obviously, Angiomax hasn’t had it, Natracore never had it. In fact there was a med analysis at the ACC that showed that it actually did worse. But you know at that (in audible) had already been bought and nobody cared anymore. But, at what point can you go back and look at Potamine data and obviously we know it’s a tough drug, doctors and patients have problems with it. Is there any kind of ability to go through old studies there to that show what the incidents of taking that drug look like and give additional color on that.

FREDRIC PRICE

Good question Wendy. There, in fact, has been retrospective meta-analysis done and it has been published. We can get that to anybody who wants. They could email Josh Grass who is listening on the call today. He’s my manager financial and investor relations, jgrass@bmrm.com or call Josh at 415-506-6777. Information on historical and retrospective looks on Potamine, Josh can give you.

There is no question in any meeting with the FDA and there’s been no discussion of, no necessity for, mortality data. The first time we heard about that was in a question that came up yesterday in the conference. We don’t know where that’s coming from it certainly has nothing from a regulatory point of view as far as we’re concerned and we’re…

THE CALLER

Definitely not a regulatory, but more of a marketing, and I think a pricing concern coupled with managed care reimbursement kind of stuff, I think that’s more what the concern is about.

FREDRIC PRICE

Actually the morbidity data is quite, in fact, more important than the mortality data. One of the terrible things we tried to do pharmaco-economics on mortality is when a patient dies, their costs disappear. And so the actual better way to look at the use of a drug, such as Neutralase, is the morbidity data. This is an important part of our clinical program. It is the main driver, why the second, the Phase 3b is going to be 1200 patients. It’s not that we need 1200 patients in order to get the power to determine that Neutralase reverses Heparin. That’s but easily done, we did that in Phase 2 with 97 patients, the data was quite good. I don’t think there will be any question of that in the 600 patients or 1200 patient. It’s to get the pharmaco-economic benefits. It’s an absolutely key part. Your question is right on. If all we do is reverse Heparin and we don’t solve any of the problems associated with Protamine, we have a drug that may be a pyrrhic victory and that it might get approved but nobody is going to buy it. What we have to do is be able to show the anesthesiologists, the surgeons, the hospital controllers, not only does this drug will work but the absence of the problems associated with Protamine and here are the costs and the incidents of those that we can beat. That’s our goal. We believe that we are going to be able to do this in spades.

THE CALLER

Do you think that there’s any chance you can update us in time for the ACC, or do you think that it’s still too soon?

FREDRIC PRICE

Difficult. Because we don’t know exactly when we are going to end the trial. It could be because of the Christmas Holiday and since we are doing a fair amount of the trial in Europe that it could take an extra couple of weeks. So we’re going to do everything we can to cull the data and to clean it up and to take a look at the top lines as quickly as possible. I just don’t know the answer to that now. We are certainly not going to hold anything once we have data.

THE CALLER

And because I guess the abstract are due pretty soon to now even, then if you got it in, it would be a late breaker I guess.

FREDRIC PRICE

It would be. It’s hard to put in a placeholder now when the trial hasn’t –

THE CALLER

Completed. Okay. Thank you.

FREDRIC PRICE

Okay Wendy, thanks

MATT GELLER

Operator?

OPERATOR

Thank you, once again Ladies and gentlemen, if you have a question at this time please press the 1 key on your touch-tone telephone.

Our next question comes from Gabe Hoffman.

THE CALLER

Hi. Thank you Matt for holding the call. And thank you Fred for also making arrangements on such short notice. What could you, clarify your comments a bit more from your conference call where you mentioned that you know now that you have the resources you know that seems to be the implication that now that the company has a higher cash balance that you’re more willing than you were in the past to do the second Phase 3 trial of Neutralase by itself.

FREDRIC PRICE

That’s a great question and the answer has to do with, think back about three or four months when we did not have $265 million and we had about $120 million less. If we have a situation where we have $100 to $120, $130 million and were going to burn a significant amount of money, at the end of this year we could end up with $75 or $80 million. Order of magnitude, that’s about one year of cash. If you’re sitting around and you have about one year’s cash and you report that on December 31st, but you don’t have to get that to the public for a couple of months, and by the time that gets issued to the public in March you are probably burning more and you’re down anywhere $65 to $70 million. At that point in time, you get the results of the trial, and let’s assume at that it’s positive and you start to enter into discussions with one of the people that’s appropriate to market your product. You’re now in the second quarter they’re looking at your balance sheet these big pharma and big biotech are not dumb people. They are going to be able to hold a gun to your head and they’re going to be able to put a deal in front of you and they are going to know that you’re running out of money. And you’re going to have to do a deal and those deals are going to have to be done on their terms. They know it and you know it. Now if you have money in the bank the best thing you can do is say no, and when you say no and you know you can mean it then they have to give you much better terms.

Half of the conversations that I have, or I shouldn’t say it quite that way, when I’m having a conversation such as the one yesterday on the call, half of my audience are people like you on the buy side, the other half is pharma and biotech and believe me, they’re listening. They listen to everything, they are listening to the replays, they listen to everything that we put out. And they tell us this. And my message to them is very clear; that you can’t hold a gun to my head, I’m not going to be running out of money in February, March, or April. If you want this product you are going to have to pay for this product. A fair deal for both sides. I’m not going to try to gouge you. I’m not going to hold out for the last minute. But I want a fair deal, and I have the capability to say no, and that was my clear message. So what does that mean? It means that I’m negotiating with somebody, I’m not going to have to take the first deal. I can start the Phase 3b. I don’t to have to have something that says “Oh my God, the trial is starting in June or July and I don’t have a partner yet. What am I going to do?” So I made it very clear. I have the resources. I can start that trial. I think that this makes for a much stronger position, some people could have interpreted that as a weaker position, well, then that’s their prerogative.

THE CALLER

Well said. I think that the problem is two-fold. First the company said, and you said in the past that you planned on profitability in 2005. By default, saying that you would do the Phase 3b trial yourselves, eliminates that possibility and is a change. The second thing is that there is obviously a concern –

FREDRIC PRICE

It’s hard for me to do two questions and you’ve jam-packed the first one, so hold the second, and let me try to answer the first one. I have not said that I am going to do the Phase 3b by myself, I’ve said I don’t have to rush into a deal to start this trial. Negotiations, as you probably know take a long time. You can’t start them now you, have wait until you have the data. So if I have the data and I am going to make up a date in March, I then can go start the process, but I want to have, I don’t want to stop- I don’t want to not go ahead with the phase 3b in June or July. I may or may not have a deal done, or it would be remarkable if I could have a deal done in three months. I have always said and I am quoting now from what I said yesterday. The answer to the question was quote what we said was “we would prefer to have a partner to do the second Phase 3”. That’s a quote, I have never changed that. I have always preferred to have a partner. And you can’t start the partnering process until you have the data. Now you had a second question.

THE CALLER

The second question is there is obviously, don’t you believe that the importance of a partner, it’s not just on the marketing side it’s on the development side. I think there’s a great deal of skepticism and concern because BioMarin has been a company with relatively focused strategy and focused markets and this is a large, new, complicated market, in terms of the cardiac care suite. And that potential partners value that they bring to the table is not just in marketing it’s in designing and implementing and conducting that Phase 3b trial. That’s a huge part of the process, and that’s one that why should we investors believe that BioMarin has the capability to do that as well as a partner could?

FREDRIC PRICE

Well, it’s a very good question. And it’s one that unfortunately, that you can’t debate because it would end up into the he-said/she-said and that we believe and that you believe. I can tell you that we designed a superb Phase 3a trial without a partner and have been able to pull off not only the logistics of a 75 site trial, the quality of the people in the trial, and the design of the trial has gone well, that the relationship with the FDA has gone extraordinarily well and so that I can tell you that from inside the company we have great confidence that the Phase 3a trial is going well. I would tell you this, if the data is good on the phase 3a, that it would be a shame to say let’s wait and if a partnership could take, you could pick a number, it could be as little as three months but usually it would take more, I think it would be a shame to delay a trial. You could always bring somebody in to help with the trial, we would love to have it. We have always said that we wanted a partner on the Phase 3b. I think that it would be a mistake, however, to delay a trial to wait. Because it may turn out that the negotiations are not going as well as you thought, and then a month goes by and then three months go by and then six months go by. I think that it would be prudent if the results are good. I also believe that if the results are good from the Phase 3a, that should give you a lot of confidence in terms of our capability to pull off from a clinical and regulatory point of view. If the results are not good, I think that your criticism would be valid.

THE CALLER

Have you, do you think, just a final question, do you think that there is any sort of anything you wish you did differently or have learned from the process. I mean clearly the company has done two financings this year. You’ve made comments with respect to Neutralase with respect to profitability in 2005 and clearly the market, based on your comments yesterday on the call is reacting quite adversely.

FREDRIC PRICE

I don’t actually, I don’t accept your premise, I don’t think that “the market” has reacted adversely. There was a sell that hit the tape with no explanation, and there was an enormous amount of selling and nobody could have known what was behind that. The note came out hours and hours after that. So, I don’t I don’t accept the premise.

I also have always said, absolutely every time I have spoken to people that profitability is a function of two things. I have used an if/then cause, I’ve used it until I’m blue in the face, people don’t want to listen to that that’s another issue. Our profitability is dependent on two things. Number 1: That Genzyme does a decent job in the marketing and sales of Aldurazyme and there is absolutely no reason why they won’t. And number 2: That we get a partner on the Phase 2, excuse me, the second study of Neutralase. I have always maintained that. I have always said that on every slide and every presentation that we could hit profitability in 2005 if both of those things happen. If they don’t happen, they get delayed. I’ve always said that, and I will continue to say that.

THE CALLER

Okay, well, I think that if you compare the way that the stock has preformed for commercial biotech companies relative to the index or any other metric you want to use that it’s time for a re-look at that perhaps investors don’t want you to do the Phase 3b yourselves potentially, but want you to have a partner and don’t think it’s appropriate product for the company to be potentially taking forward itself, but thank you.

MATT GELLER

Operator, additional questions

OPERATOR

Our next question comes from Jeff Formetra of Sigma Capital.

THE CALLER

Hi. It’s actually Wayne Holmen from Sigma. Hi Fred.

FREDRIC PRICE

Hi Wayne

THE CALLER

I have two things. One, I heard your answer about the partnering and the signal that you want to send to partners. It seems pretty obvious to me that that’s the case and you don’t want to tell your partner that I definitely need you and I can’t go on without you. I’m just wondering why you think that, do people understand that when you’re talking to them about this issue that’s come up yesterday, or is there some sort push back that people aren’t understanding on that. It seems like a pretty basic point.

FREDRIC PRICE

I’m not quite sure I understand the question, Wayne.

THE CALLER

I’m unclear about the confusion, because you are saying that you do want a partner.

FREDRIC PRICE

I’ve always said it and if you read the transcript from yesterday, that’s the first words out of my mouth.

THE CALLER

So anyone who’s saying that your not interested in a partner, you plan on taking this on your own, is wrong.

FREDRIC PRICE

I stand by what I said; you can read the transcript, I’d be happy to email the transcript to you.

THE CALLER

That seems pretty simple to me. And your just trying to take the posture where and you’ve put the company in a position where you can have a better bargaining position.

FREDRIC PRICE

Absolutely, and I’m enthusiastic about getting a partner. I will welcome discussions. I will initiate discussions myself. Believe me, we know who the companies are, and they know who we are. I think it’s just waiting to look at the data. There’s been no change of attitude on our part by anybody in our company

THE CALLER

And that was going to lead me into my next question, you actually just hit it which is; who are the companies who sell to the cardiac suite or the companies who make kind of the logical partnership possibilities although obviously who knows who it will be, but –

FREDRIC PRICE

I could mention, I will mention a few companies from the cardiac care suite, but please don’t infer from that that I am having discussions with any of these people now because there is no reason to have people until you have the data. Certainly Aventis, Sanofi/Sintalabo (ph), Sheering Plough/ Millennium, Bayer, there are an enormous amount of companies. Johnson & Johnson through Centacor and through itself. Lots of companies. There are at least a dozen that are quite large that would be people who I can’t say should be interested, but from our point of view could be interested. And there are plenty of other companies who are perhaps not as well heeled as some of these, that we also believe would be seriously interested, there are some companies that have specialized in cardiovascular hospital products.

THE CALLER

Well, thank you very much, and thanks a lot for doing the call this morning.

FREDRIC PRICE

I’m happy to do it.

OPERATOR

Thank you. Once again ladies and gentlemen if you have a question at this time please press the one key.

Our next question comes from Stu Wiseburrow (ph) from Merlin Biomed

THE CALLER

Uh, actually this is Bob Eye. Hi Matt, Fred thanks for doing the call. Fred, I get the sense that you’re in the situation that you feel, talking about too much, you know you have to bluff-and-huff with the potential partners and also have to show your red card to the rest of them that makes it in reality very difficult? Is that a fair statement?

FREDRIC PRICE

Well it’s a fine line, I don’t know that it’s difficult, you talk to two different audiences, and sometimes people don’t take the time to listen to everything that you say or they have their own opinions of things, and that’s okay. This is the first conversation we’ve had about Neutralase in two years. So I’m happy to do it to try clear up any issues that may be still in people’s minds.

THE CALLER

Okay. And can you go through with me very quickly what’s the primary end points for the Phase 3a trial?

FREDRIC PRICE

Yes, primarily endpoint, is non-inferiority to Protamine. In other words, the number one primary endpoint— you’ve got to be able to reverse Heparin. The two secondary end points have to do with trying to address the specific major problems with Protamine. Primary end point is not inferior to Protamine.

THE CALLER

Have you thought about, you probably have done already, an independent survey to figure out how many doctors, what percentage of doctors, have a, cause a real concerned about the side effects of Protamine and would be willing to switch when your product is on the market, and how much what percent of the doctors is of course really concerned, just get a sense of a market so that you can have that part will probably be helpful when you talk to your partners or if your investors have questions.

FREDRIC PRICE

It’s a very good question, we have actually created a commercial planning group at the company—it has been in existence for a while. What this group does is precisely what you are getting at. We have gotten an enormous amount of information about what goes on in the cardiac care suite— the difference between what the anesthesiologists are thinking and what the surgeons are thinking and how they operate differently. I can tell you that there is an enormous amount of concern in the anesthesiology community. These are the people who have the responsibility of administering Protamine. They view it as an inferior drug.

They are literally waiting for something to come along that is better. That doesn’t always necessarily imply that the day that you come in with a drug that’s approved that they will automatically switch. Because, clearly you have to do some physician education, that’s why the importance, or one of the reasons of importance of a partner. But we know a lot of what goes on in the market, we also have the benefit of when we bought this product from IBEX, they had done a significant amount of work in this area as well. I think it has manifested itself in the not only the design of a trial, when we brought in some leading experts in anesthesiology to help design the trial. I think that the way that the trial is going is a reflection of an enormous amount of planning.

Please understand that we acquired this product in October of ‘01 and we started the trial in the second quarter of this year. That 18 months was devoted to an enormous amount of homework, and I think that we are seeing the benefit of that homework in the conduct of the clinical trial, the relationship that we have with Akzo Nobel and contract manufacturing, the relationship that we have with the FDA, and our group is doing a significant amount of work to make sure that we understand as much as we possibly can about all of the implications of the pharmaco-economics of the CABG operation itself, what the DRG is in the US, I think we’re well on our way to having a very strong understanding of this. That does not mean that we don’t want a partner. I want to go back to that, we have always said, and I said it yesterday, we prefer to have a partner.

THE CALLER

Just in case the result came out not as expected and that your survey showed that the market is smaller than you think you are, you had in your mind. It is part of the culture to say you know, well you know what, it is probably not worth the investment that we are going to spend?

FREDRIC PRICE

We’ve already made that decision, we’ve already, that data is in. and we know that the market is extraordinarily receptive to a drug that is at least as good as Protamine in terms of it’s reversal of Heparin and addresses the side effects profile, the problems with Protamine. We have that data.

THE CALLER

O.k. All right, thanks a lot.

FREDRIC PRICE

You’re welcome

OPERATOR

Thank you there appears to be no further questions on the phone lines.

MATT GELLER

Fred, let me interject a couple of questions of my own please.

Could you quickly go over what we know thus far from clinical trials about Neutralase from Phase 2 trials? Could we just quickly just go over what we’ve shown thus far?

FREDRIC PRICE

Yes there were dose ranging studies, these are in micrograms extremely small volumes of product and all three doses show the positive response and the ability to reverse Heparin and to avoid the problems associated Protamine. The last trial, of I believe of 97 patients, but it might be 96 patients, it was blind, Protamine controlled, the results were that it reversed Heparin, and that the problems, the two major problems, symptomatic problems, that are associated with Protamine which are systemic hypotension, and pulmonary arterial hypertension were not seen. So that gave us the confidence to go in and design the Phase 3 trial. There’s also an angioplasty data in a small Phase 2, 28 patients also all positive on all of the different doses—much smaller doses- the data there showed an ability to not only remove Heparin quite quickly, but to get patients out of the CCU very, very rapidly, the sheath removed and ambulatory within thirty to sixty minutes. Very small trial, but again positive data. We will not start an angioplasty trial until we get a partner.

MATT GELLER

One more quick question, and there have been numbers thrown out yesterday about what this Phase 3b trial would cost. I get the sense that people are thinking $50 million, $100 million, can you give us a rough idea of what a phase 3b trial would actually cost?

FREDRIC PRICE

The entire cost of the program for the 3a this year, which includes manufacturing, process development, regulatory, commercial planning, and the clinical trial is a little in the excess of $25 million dollars there is no reason to believe that that number will be anymore for Phase 3b, it might be a million or two more, it might be a million or two less. One of the reasons it might even be a little less, is that we are using the same 75 sites we are using for the Phase 3b as the phase 3a. A lot of the equipment we supplied, a lot of the teaching, a lot education, which has all been done once, we don’t have to do that again. So the number is going to be about the same even though the number of patients will be bigger, we’re going to save some money in certain areas as I mentioned before we’ve got a lot of the manufacturing. So that we’re going to be able to spent reasonably the same. It could turn out that we’re a couple of million dollars more, but it’s within the same row of houses as for this year.

The second point I would like to make on the cost, is another analyst, not only thought that costs that was $50, $60, $70 million dollars, but also that all the costs, whatever the costs for 3b, would all fall within 2004. But that’s not correct. The trial would start, let’s say in July for arguments sake next year if the Phase 3a is positive, therefore half the cost would be in 2004 and half the cost would be in 2005. Another reason why we believe that the numbers for next year are going to be reasonably similar to the numbers for this year, which is why I had confidence at the beginning of this call to indicate this enormous number of projected loss for 2004 is made up out of whole cloth. And we’re looking at a number that is approximately the same for this year.

MATT GELLER

Well, thank you very much Fred. If there is positive impact of all this is that it has taken a lot of this talk about Neutralase out of the domain of whispers and brought it into the public and hopefully we can have more conference calls on this and meetings and whatever where we can talk with you and the investigators who have worked with this and find out more about this product. We would like to invite investors, if you would like, to give us a call, we work late into the night. I want to thank my co-analysts here Brett Holly and Brian Leon for working last night on the model here. We’ve done extensive work for 2003-2004 trying to figure this out with your help. Thank you very much, Fred.

FREDRIC PRICE

I’d like to make a comment if there is anybody who would like to have a copy so they can read exactly what I say and don’t have to listen to what people think I’ve said, that is certainly available.

MATT GELLER

Thanks a lot Fred. And thank you for listening.

FREDRIC PRICE

Thank you.